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JUNIPER NETWORKS, INC.
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To Our Stockholders:

Let me begin by sharing my excitement with you at being named Chief Executive Officer of Juniper Networks and express my confidence in the future of our Company. I believe Juniper is at an inflection point in its history and is uniquely positioned to drive innovation that matters to our customers.

There are constantly accelerating changes in the world and we are focused on supporting our customers across this planet to build their bridges to the future. This is at the heart of our strategy to focus on Cloud Building and High-IQ networks, which is the frontier for new thinking.

As a result of the team’s accomplishments to date, Juniper has the building blocks to implement this strategy. Our heritage in systems, silicon and software is a core strength and a foundation for an innovative portfolio of products and services. We have extremely valuable technologies and IP assets. We have deep know-how in massively scalable, reliable, and highly secure IP networking, and we have an exceptionally talented team of people who are committed to our customers and passionate about our company.

As we have announced, we have developed an integrated operating plan, or IOP, that will leverage this foundation and our deep-rooted culture of innovation and imagination to capture share in the fastest-growing areas of the market. Consequently, we are in an excellent position to accelerate our growth and increase stockholder value in 2014 and beyond.

We will ensure that Juniper is leading in a manner that is productive, accountable and consistent with our entrepreneurial culture. We believe this best serves your long-term interests as stockholders. We are also committed to the highest standards of corporate governance, which are central to ensuring effective oversight of Juniper’s business. I encourage you to read this annual report and our proxy statement, which contains important information about our company. I also invite you to join me, our Board, our senior leadership team and other associates at the Juniper Networks 2014 Annual Meeting of Stockholders.

Year in Review

Juniper continued to make progress in 2013 and concluded the year with solid momentum. Our results were driven by an improving but still uneven global macroeconomic environment in which some customers remained conservative in their investment prioritization, capital spending and project deployments.

Revenue for the year totaled $4.7 billion, driven by strengths in both our service provider and enterprise markets, which were up 9% and 4%, respectively. GAAP earnings per diluted share were $0.86, up $0.51 over 2012. Non-GAAP earnings per diluted share were $1.28, up $0.43 over 2012. We saw year-over-year revenue growth in each quarter of 2013 and closed the year with operating margins at their highest levels over the past 11 quarters. These results, along with healthy demand metrics, demonstrate that Juniper is entering 2014 with good momentum.

Throughout the year, we continued to invest in innovation and strengthen our product portfolio in ways that clearly align with our strategy of building Clouds and High-IQ networks. For example, we enhanced our MX Series portfolio with the release of the MX104, MX2010 and MX2020 edge routers designed for rapid service delivery and application enablement. We also released the PTX3000 to address the scale and flexibility challenges facing our customers as they converge their networks to optimize their businesses. In addition, we augmented our switching portfolio with the release of the QFX5100 family of data center switches optimized for virtualized data center environments. And lastly, we introduced a new virtual and software-based version of the SRX Series Services Gateway, called Firefly Perimeter, to provide dynamic and secure connectivity for the private and public cloud.

Our new Contrail Software Defined Networking (SDN) controller, launched in September 2013, will play an integral role in our High-IQ network and Cloud Building strategy going forward. Contrail offers a standards-based and highly scalable network intelligence, virtualization and control solution for SDN. We also introduced OpenContrail, an initiative that makes the source code library for Contrail available through an open source license, which will enable maximum product reach and foster innovation in SDN.

Looking Ahead

As I noted earlier, following a comprehensive strategic and operational review of the business, we announced our integrated operating plan, or IOP, in February 2014. Our IOP addresses Juniper’s strategy, organization structure, operating efficiency, and capital returns.

The core tenet of our IOP is a strategic focus on the fastest-growing areas of the market – Cloud Builders and High-IQ networks, while leveraging Juniper’s unique strengths. These areas are growing because our customers strive to meet the needs of a global audience with an insatiable thirst for innovation, and in doing so are faced with new challenges everyday: data volumes moving across networks continue to grow, private and public cloud needs are increasing, and information and data must be securely accessible 24/7 and “on demand”. We recognize that our customers are functioning in a very challenging environment – they must improve the efficiency and elasticity of their networks and mitigate risks while bringing down the total cost of ownership to maximize profitable growth.

The solution for these customers is Clouds – public, private or hybrid – and High-IQ networks. Our customers seek best-in-class and sophisticated Cloud environments and High-IQ networks that require integrated security, switching, core and edge routing, virtualization capabilities and network intelligence and control, all working seamlessly together. Importantly, this solution is the value proposition that Juniper can deliver.

In order to capture the opportunity ahead and more quickly respond to changing market dynamics, we are also implementing a streamlined organizational structure. This framework will create a more disciplined and execution-oriented company that will energize our mission-driven and accountable culture. We will continue to focus on the agility, responsibility and connectivity of our organization, as these are key components to delivering products and services our customers want and need.

Creating a focused and disciplined organization will also result in a more efficient cost structure. We are realigning our R&D with our strategic priorities to ensure we are focused on the highest return opportunities. We are also refocusing our Go-To-Market strategy, and right-sizing and centralizing G&A functions. In doing so, we are taking a balanced approach to cost management that prioritizes and strengthens our focus on innovation that matters most to our customers.

Another important component of our integrated operating plan is a new capital allocation policy that is designed to enhance capital returns for stockholders. We plan to return a minimum of $3 billion to stockholders over the next three years through a combination of share repurchases and dividends. Our Board has authorized a $2 billion share repurchase program to be completed by the end of Q1 2015, including the $1.2 billion repurchase program that was executed in February 2014. The Company also plans to initiate a cash dividend of $0.10 per share in Q3 2014, with the intention to grow it over time. We believe that this capital return plan will also allow us to preserve our financial strength and our ability to continue to invest in innovation.

Corporate Governance Principles

In recent years, the leadership team has talked extensively with our stockholders about corporate governance. We listened and responded by strengthening our governance practices, particularly with respect to our executive compensation programs. The changes we have made further enhance the link between pay and performance and continue to align our executive compensation programs with our stockholders’ long-term interests. Please read the Compensation Discussion and Analysis section of the Proxy Statement for the details of our executive compensation programs.

We remain committed to ensuring that our Board is composed of a highly capable and diverse group of directors. We believe that our directors bring the experiences and perspectives necessary to address the challenges of the evolving markets we serve. We are particularly pleased with the addition of two new nominees for election to our Board, Kevin DeNuccio and Gary Daichendt. Our Board of Directors is fully supportive of our successful implementation of the IOP.

A New Era

I am confident in Juniper’s potential and I am enthusiastic about our future. Be assured that your leadership team and I will be relentless in implementing our IOP that we believe will maximize the value we generate for you, our stockholders. Juniper is uniquely positioned to capture the fastest-growing segments of the market by capitalizing on its heritage of innovation with an outside-in customer imperative.

It is the beginning of a new era at Juniper and I am honored to lead the effort to strengthen our focus on our customers while building upon our strong foundation.

I would like to express deep appreciation to our customers, our network of global partners, our employees around the world and our Board.

We appreciate your trust and support, and are committed to transparent reporting on our progress as we go forward. Thank you for the confidence you have expressed in us by being a stockholder.

Sincerely,

Shaygan Kheradpir
Chief Executive Officer